Exhibit 23.4
October 5, 2010
Bravo Brio Restaurant Group, Inc.
777 Goodale Boulevard
Suite 100
Columbus, OH 43212
Attention: Saed Mohseni, CEO and President
     Re: Consent to be Named in Registration Statement
Gentlemen and Ladies:
     The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of Bravo Brio Restaurant Group, Inc. (the “Company”) in the Registration Statement on Form S-1 under the Act filed by the Company in accordance with the Company’s articles of incorporation and regulations and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.

Sincerely yours,
/s/ Fortunato N. Valenti